Exhibit 8.2

812 San antonio street Suite 600 Austin, Texas 78701 TEL 512 • 583 • 5900 FAX 512 • 583 • 5940

February 28, 2020

Pedestal Bancshares, Inc.

1300 West Tunnel Boulevard

Houma, Louisiana 70360

Ladies and Gentlemen:

We have acted as special counsel to Pedestal Bancshares, Inc., a Louisiana corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (“Company”), in connection with the proposed merger (the “Merger”) of the Company with and into Business First Bancshares, Inc., a Louisiana corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (“Business First”) under that certain Agreement and Plan of Reorganization dated as of January 22, 2020, by and between Business First and the Company (the “Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement. At your request, we are rendering our opinion concerning certain United States federal income tax matters relating to the Merger.

In providing our opinion, we have examined and relied upon the Agreement, the Registration Statement on Form S-4, as amended, filed by Business First with the U.S. Securities and Exchange Commission (“Commission”) on the date hereof (including the proxy statement/prospectus contained therein, the “Registration Statement”), the representation letters of Business First and the Company delivered to us for purposes of rendering our opinion stated herein (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the factual statements and representations made by Business First and the Company in their respective Representation Letters are true, complete and correct as of the date hereto and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Representation Letters “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) Business First, the Company and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein and set forth in the Registration Statement, we are of the opinion that, under currently applicable United States federal income tax law, the Merger, when consummated in accordance with the terms of the Agreement and the Registration Statement, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

www.fkhpartners.com

Pedestal Bancshares, Inc.

February 28, 2020

Our opinion relates solely to the United States federal income tax issues addressed above, and no opinion is implied or should be inferred beyond those matters. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Merger or of any transaction related to the Merger or contemplated by the Agreement. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues.

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

Although we may have acted as counsel to the Company in connection with certain matters other than the Merger, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a factual or legal nature involving the Company as to which we have not been consulted and have not represented the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Fenimore, Kay, Harrison & Ford, LLP

Fenimore, Kay, Harrison & Ford, LLP